Exhibit 10.5

Summary Description of Changes in Executive Officer Compensation

Period ended March 31, 2015

1.	Chief Executive Officer, President and Chief Financial Officer

The Compensation Committee of the Board of Directors of TRI Pointe Homes, Inc. (the “Company”) approved cash performance awards and awards of performance-based restricted stock units (“RSUs”) to the Company’s Chief Executive Officer, President and Chief Financial Officer.

The cash performance awards were made pursuant to the Company’s 2013 Long-Term Incentive Plan, with a performance period of January 1, 2015 to December 31, 2015. The payout amounts, if any, will be based on the Company’s achievement of specified earnings per share amounts and will be calculated based on percentages of each officer’s target, which is equal to 110% of that officer’s base salary.

The Compensation Committee awarded 411,804, 384,351, and 274,536 performance-based RSUs to the Company’s Chief Executive Officer, President and Chief Financial Officer, respectively, with 1/3 of these RSU amounts being allocated to each of the three separate performance goals, and vesting, if at all, in each case based on the percentage of attainment of the applicable goal. The Company’s total shareholder return will be compared to a group of similarly-sized homebuilders. The performance periods for the RSUs with vesting based on total shareholder return and earnings per share are January 1, 2015 to December 31, 2017. The performance period for the RSUs with vesting based on stock price is January 1, 2016 to December 31, 2017. These performance-based RSU awards were granted pursuant to the Company’s 2013 Long-Term Incentive Plan.

The Compensation Committee approved increases in the base salaries of the Chief Executive Officer, President and Chief Financial Officer of $100,000, $100,000, and $50,000, respectively.

These changes in target total annual compensation are summarized in the table below.

Executive	Annualized Base Salary	Target Annual Incentive	Performance- Based RSUs(1)
Douglas F. Bauer (CEO)	$600,000	$660,000	411,804
Thomas J. Mitchell (President)	$575,000	$633,000	384,351
Michael D. Grubbs (CFO)	$500,000	$550,000	274,536

(1)	The number of performance restricted stock units awarded is based on the closing price of the Company’s common stock on March 9, 2015, the date of grant.

The foregoing is a brief summary of the terms of those performance-based awards, and is qualified in its entirety by reference to the forms of award agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2015.

2.	Other Named Executive Officers

On February 27, 2015, the Company approved increases in the base salaries of the Company’s General Counsel and Chief Accounting Officer, of $25,000, and $50,000, respectively. The Company also awarded restricted stock units to these officers, vesting 1/3 each year beginning on the first anniversary of the date of the awards. In addition, the Company established a performance metric of pre-tax income for the Company’s 2015 annual incentive program for all executive officers. The payout percentages of base salary for the General Counsel is 30% at threshold (75% of plan), 60% at target (100% of plan) and 120% at maximum (125% of plan). The payout percentages for the Chief Accounting Officer are 37.5%, 75%, and 150%, respectively at threshold, target and maximum.  As long as the threshold is met, a multiple of 1.2 will be automatically applied to the payouts, subject to the negative discretion of the Compensation Committee to eliminate or reduce the multiple based on individual performance.

These changes in target total annual compensation are summarized in the table below.

2015 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive(1)	Long-term Incentive(2)	Total
Bradley W. Blank (GC)	$350,000	$210,000	$200,000	$760,000
Glenn F. Keeler (CAO)	$250,000	$187,500	$200,000	$637,500

(1)	Before application of automatic multiple of 1.2.

(2)	The number of performance restricted stock units and restricted stock units awarded will be based on the closing price of the Company’s common stock on March 5, 2015, the date of grant.